Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 24, 2005 relating to the financial statements and financial statement schedule of Hexion Specialty Chemicals, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Columbus, Ohio

April 24, 2005